Exhibit 99.1

Elutia Signs Definitive Agreement to Sell SimpliDerm® in Transaction Valued at up to $11 Million, Strengthening Balance Sheet Ahead of NXT-41x Launch

•	Transaction provides $8 million in cash at closing and up to $3 million in technology transfer and commercial milestone payments over the next 18 months

•	Proceeds provide additional non-dilutive capital to advance NXT-41x toward anticipated clearance and targeted commercial launch in 2027

•	Divestiture sharpens Elutia’s focus on NXT-41x and the $1.5 billion plastic and reconstructive surgery opportunity

GAITHERSBURG, Md., July 16, 2026 (GLOBE NEWSWIRE) -- Elutia Inc. (Nasdaq: ELUT) (“Elutia” or the “Company”), a pioneer in drug-eluting biomatrix technologies, today announced the signing of a definitive agreement to sell its SimpliDerm® human acellular dermal matrix business to Cellution Biologics Inc. for total consideration of up to $11 million. Elutia will receive $8 million in cash at closing, along with up to $3 million in technology transfer and commercial milestone payments over the next 18 months. Closing is expected to occur in the second half of 2026, subject to customary closing conditions.

The divestiture completes Elutia’s previously announced strategic process for SimpliDerm and focuses the Company’s resources on NXT-41x, its next-generation antibiotic-eluting biomatrix for plastic and reconstructive surgery. The proceeds further strengthen Elutia’s balance sheet without equity dilution and provide additional capital to support its planned commercial launch in 2027.

“This transaction is another decisive step in fortifying Elutia’s balance sheet with non-dilutive capital and sharpening our focus on NXT-41x,” said Dr. Randy Mills, Chief Executive Officer of Elutia. “SimpliDerm is a well-established regenerative solution developed by Elutia, and this transaction places the business with an organization committed to its continued success. Looking ahead, we believe NXT-41x has the potential to redefine soft tissue reinforcement for women undergoing surgery after breast cancer, a setting in which serious complications still affect as many as 1 in 3 patients. We are committed to changing that.”

Under the terms of the agreement, Elutia will receive $8 million in cash at closing, along with up to an additional $3 million in technology transfer and commercial milestone payments payable over the next 18 months.

NXT-41x is being developed for the approximately $1.5 billion U.S. plastic and reconstructive surgery market, where Elutia believes antibiotic-eluting biomatrix technologies fulfill a significant unmet need in soft tissue reinforcement.

About Elutia

Elutia develops and commercializes drug-eluting biomatrix products to improve compatibility between medical devices and the patients who need them. With a growing population in need of implantable technologies, Elutia’s mission is humanizing medicine so patients can thrive without compromise. For more information, visit www.Elutia.com.

SimpliDerm® is a registered trademark of Elutia Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including any statements and information regarding whether or when the sale of the SimpliDerm® human acellular dermal matrix business (the “Transaction”) will be consummated; the total consideration to be received by the Company in the Transaction, including whether any of the technology transfer and commercial milestones will be achieved or any of the related milestone payments will be received; the application of the anticipated proceeds of the Transaction; and the size of the U.S. breast reconstruction market and the potential of the Company’s next-generation drug-eluting biomatrix pipeline to compete in that market, including the timing and success of NXT-41 and NXT-41x. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to us. Additionally, such forward-looking statements are subject to a number of known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in the forward-looking statements, including, but not limited to the following: (i) the occurrence of any event, change or other circumstance that could delay the Transaction or give rise to the termination of the agreement related thereto; (ii) the risk that the technology transfer and commercial milestone payments are reduced, delayed, or not earned or received; (iii) the outcome of any legal proceedings that may be instituted against the Company following announcement of the Transaction; (iv) the inability to consummate the Transaction due to the failure to satisfy the conditions to closing in the agreement related thereto; (v) the risk that the proposed Transaction disrupts the Company’s current plans and operations as a result of the announcement of the Transaction, including the distraction of management and the Company’s employees; (v) costs related to the Transaction; (vi) changes in applicable laws or regulations; and (vii) the other risks discussed in the “Risk Factors” section of Elutia’s public filings with the Securities and Exchange Commission (“SEC”), including Elutia’s Annual Report on Form 10-K for the year ended December 31, 2025, as such factors may be updated from time to time in Elutia’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investor Relations page of Elutia’s website at https://investors.elutia.com. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made by Elutia in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, Elutia expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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